Exhibit 4.2

Execution Version

HUNTSMAN INTERNATIONAL LLC
and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 26, 2024

5.700% Senior Notes due 2034

TABLE OF CONTENTS

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TABLE OF CONTENTS
(cont’d)

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FIRST SUPPLEMENTAL INDENTURE dated as of September 26, 2024 (this “Supplemental Indenture”) between Huntsman International LLC, a Delaware limited liability company (and any successor Person thereto, the “Company”), and U.S. Bank Trust Company, National Association, as trustee (together with its successors in such capacity, the “Trustee”).

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of September 26, 2024 (the “Base Indenture”), providing for the issuance from time to time of one or more series of senior debt securities of the Company;

WHEREAS, Section 3.03 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to the Base Indenture to, among other things, establish the form or terms of any series of Securities (as defined in the Base Indenture) as permitted by Sections 2.01, 3.01 and 3.03 of the Base Indenture;

WHEREAS, Section 14.01 of the Base Indenture provides that the Company and the Trustee may enter into a supplemental indenture to change or eliminate any provision of the Base Indenture;

WHEREAS, the Company is entering into this Supplemental Indenture to, among other things, establish the form and terms of the Company’s new series of 5.700% senior notes due 2034 (the “Notes”), pursuant to the Base Indenture, as modified by this Supplemental Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company have been satisfied or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Trustee for the benefit of each other and for the equal and ratable benefit of the Holders, hereby enter into this Supplemental Indenture to, among other things, establish the terms of the Notes pursuant to Section 2.01 of the Base Indenture and there is hereby established the Company’s “5.700% Senior Notes due 2034” as a separate series of Securities and such parties further agree that this Supplemental Indenture affects the Notes only and not any other series of Securities.

Article 1
DEFINITIONS AND RELATION TO BASE INDENTURE

Section 1.01      Definitions.

The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires) for all purposes of this Supplemental Indenture and of any indenture supplemental hereto that governs the Notes have the respective meanings specified in this Section 1.01. All other terms used in this Supplemental Indenture that are defined in the Base Indenture or the TIA, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture or the TIA, as the case may be, as in force on the date of this Supplemental Indenture as originally executed.

“Additional Notes” means Notes issued pursuant to the terms of this Supplemental Indenture in addition to the Initial Notes (other than any Notes issued in respect of the Initial Notes pursuant to Sections 3.06 and 4.09 of this Supplemental Indenture or Sections 3.04, 3.06, 3.07 and 14.05 of the Base Indenture).

“Attributable Debt” means, in the context of a Sale and Lease-Back Transaction, the amount that the Company determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee’s obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee’s obligations under the lease.

“Bank Product Obligations” means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Base Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Change of Control” means the occurrence of any of the following:

(1)            the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person; or

(2)            the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any other group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Huntsman Corporation, other than by virtue of the imposition of a holding company, or the reincorporation of Huntsman Corporation in another jurisdiction, so long as the beneficial owners of the voting stock of Huntsman Corporation immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

For the avoidance of doubt, transactions among the Company and its Subsidiaries will not constitute a Change of Control.

“Change of Control Offer” has the meaning assigned to such term in Section 4.09.

“Change of Control Payment” has the meaning assigned to such term in Section 4.09.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries designed to protect the Company or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of the Company or its Restricted Subsidiaries.

“Company” means Huntsman International LLC, and any and all successors thereto.

“Consolidated Net Tangible Assets” means, with respect to any Person, as of any date, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles, in each case calculated in accordance with GAAP based upon the most recently filed financial statements available as of such date; provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the transaction for which Consolidated Net Tangible Assets is being calculated, then Consolidated Net Tangible Assets will be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, or similar official under any Bankruptcy Law.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“DTC” means The Depository Trust Company.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Fitch” means Fitch Ratings, a part of the Fitch Group, and its successors.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect from time to time.

“Global Security” means a permanent Global Security substantially in the form of Exhibit A hereto that bears the Global Security Legend and that has the “Schedule of Exchanges of Interests in the Global Security” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing the Initial Notes or any Additional Notes.

“Global Security Legend” means the legend set forth in Section 3.03(f) of the Base Indenture which is required to be placed on all Global Securities issued under this Supplemental Indenture.

“Holder” means a Person in whose name a Note is registered.

“Huntsman Corporation” means Huntsman Corporation, a Delaware corporation.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture and as further amended or supplemented from time to time with respect to the Notes.

“Initial Notes” means the Notes issued on the Issue Date (and any Notes issued in respect thereof pursuant to Sections 3.06 and 4.09 of this Supplemental Indenture and Sections 3.04, 3.06, 3.07 and 14.05 of the Base Indenture).

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB– (or the equivalent) by S&P, and BBB– (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

“Issue Date” means September 26, 2024.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means a mortgage, security interest, pledge or lien.

“Note” or “Notes” has the meaning assigned to it in the preamble and includes the Initial Notes and any Additional Notes.

“Par Call Date” means July 15, 2034 (three months prior to the maturity date of the Notes).

“Permitted Liens” means each of the following:

(1)            Mortgages in favor of the Company or any of the Subsidiaries;

(2)            Mortgages to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers’ compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Mortgages to secure letters of credit issued to assure payment of such obligations);

(3)            Mortgages representing any interest or title of a lessor under any Finance Lease Obligations; provided that such Mortgages do not extend to any property or assets which is not leased property subject to such Finance Lease Obligations;

(4)            Mortgages for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(5)            Mortgages on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(6)            filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(7)            bankers’ liens, rights of setoff, liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(8)            Mortgages on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)            Mortgages securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)          leases or subleases granted to others not interfering in any material respect with the business of the Company or any of the Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by this Indenture;

(11)          Mortgages securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements; and

(12)          Mortgages existing on the Issue Date; and

(13)          Mortgages on cash collateral deposited into any escrow account pursuant to customary escrow arrangement but only to the extent (i) such cash collateral is deposited in connection with an acquisition for which a binding acquisition agreement or letter of intent has been entered into by the Company or any of its Subsidiaries, and (ii) such cash collateral is released only to fund such acquisition and related costs, or in the event such acquisition is not effected, such cash collateral shall be released from such escrow.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Principal Property” means, as of any date, any property, plant and equipment comprising a manufacturing facility owned by the Company or a Restricted Subsidiary; provided that the Company may exclude (and subsequently include in whole or in part, at its option) from “Principal Property” any such facilities with a net book value not in excess of 5.0% of the Consolidated Net Tangible Assets of the Company, determined as of the date of such exclusion.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

(1)            a Securitization Entity or to the Company which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its Subsidiaries) and

(2)            any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of the Company or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

“Rating Agency” means each of (i) S&P, Moody’s and Fitch or (ii) if any of S&P, Moody’s or Fitch or more than one of them are not making ratings of the Notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P, Moody’s or Fitch or more than one of them, as the case may be.

“Ratings Event” means the ratings of such Notes are downgraded by each of the three Rating Agencies on any date from the date of the public notice by the Company or Huntsman Corporation of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the “Relevant Period”) and the rating of the Notes by each of the three Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agencies that downgraded the Notes).

“Register” means a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the Notes and of transfers and exchanges of such Notes which the Company shall cause to be kept at the appropriate office of the Registrar in accordance with Section 3.05 of the Base Indenture.

“Restricted Subsidiary” means a wholly-owned Subsidiary of the Company substantially all of the assets of which are located in the United States (excluding territories or possessions) and which owns one or more Principal Properties.

“S&P” means S&P Global Ratings, a business unit of S&P Global, Inc. and its successors.

“Sale and Lease-Back Transaction” means the leasing by the Company or any of its Restricted Subsidiaries of any asset, whether owned at the date of the Indenture or acquired after the date of the Indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among the Company and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

“Securitization Entity” means a wholly-owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an investment and to which the Company or any Subsidiary of the Company transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity

(1)            no portion of the Indebtedness or any other obligations (contingent or otherwise) of which

(a)            is guaranteed by the Company or any Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

(b)            is recourse to or obligates the Company or any Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(c)            subjects any property or asset of the Company or any Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated Indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Subsidiary of the Company,

(2)            with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)            to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to be so designated as of the Issue Date.

“Significant Subsidiary” means any Subsidiary of the Company which, at the date of determination, is a “Significant Subsidiary” as such term is defined in Regulation S-X under the Exchange Act.

“Standard Securitization Undertakings” means obligations, representations, warranties, covenants and indemnities entered into by the Company or any Securitization Entity or any Subsidiary of the Company which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction.

“Subsidiary” means with respect to any Person, (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Supplemental Indenture” has the meaning assigned to it in the preamble to this Supplemental Indenture.

“Total Assets” means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available of such date, prepared in accordance with GAAP.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

(1)            The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(2)            If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning assigned to it in the preamble to this Supplemental Indenture.

Section 1.02      Supplemental Indenture. This Supplemental Indenture constitutes an integral part of the Base Indenture. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions will not be deemed to apply to any other Securities issued under the Base Indenture and will not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes.

Article 2
FORMS OF SECURITIES

Section 2.01      The Notes. There will be a series of Securities designated the 5.700% Senior Notes due 2034. The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on October 15, 2034 at the principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

Interest on the Notes will accrue at the rate of 5.700% per annum. Interest on the Notes is payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2025. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding April 1 and October 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.02      Limitation on Initial Aggregate Principal Amount; Further Issuances. The aggregate principal amount of the Notes initially will be limited to $350,000,000. The Company may, without notice to or consent of the Holders, issue Additional Notes from time to time in the future in an unlimited principal amount, subject to compliance with the terms of this Indenture having the same terms and conditions as the Notes in all respects (except for any difference in the issue date, issue price, interest accrued prior to the issue date of the Additional Notes (if applicable) and the first interest payment date (if applicable)) and with the same CUSIP number; provided that if any such Additional Notes are not fungible with the previously Outstanding Notes for United States federal income tax purposes, such Additional Notes will have one or more separate CUSIP numbers from the previously Outstanding Notes.

Section 2.03      Global Form. The Notes will initially be issued in the form of one or more permanent Global Securities. The Notes will not be issuable as Individual Securities except as provided in Section 3.06 of the Base Indenture. The Notes and the Trustee’s certificate of authentication will be substantially in the form attached as Exhibit A hereto. The Company will execute and the Trustee will, in accordance with Section 3.03 of the Base Indenture, authenticate and hold each Global Security as custodian for DTC, as Depositary. Each Global Security will represent such of the Outstanding Notes as will be specified therein and each will provide that it represents the aggregate principal amount of Outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of Outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, transfers and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of Outstanding Notes represented thereby will be made by the Trustee or the custodian, at the direction of the Trustee. The terms and provisions contained in the form of Note attached as Exhibit A hereto will constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.

Article 3
REDEMPTION OF SECURITIES

With respect to the Notes only, Article 4 of the Base Indenture is hereby replaced with the following:

Section 3.01      Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 10 days but not more than 60 days before a Redemption Date, an Officer’s Certificate setting forth:

(a)            the Redemption Date, the redemption price and the amount of accrued interest to be paid;

(b)            the paragraph of the Notes pursuant to which the Notes are being redeemed; and

(c)            that, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the paying agent of such Notes.

Section 3.02      Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption (a) if the Notes are in global form, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC and (b) if the Notes are in definitive form, on a pro rata basis (subject to adjustments to maintain the authorized Notes denomination requirements) except:

(i)             if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(ii)            if otherwise required by law.

In the event of partial redemption by lot, the particular Notes to be redeemed will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the Redemption Date by the Trustee from the Outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes with a principal amount of $2,000 or less may not be redeemed in part. Except as provided in the preceding sentence, provisions of this Supplemental Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03      Notice of Redemption.

At least 10 days but not more than 60 days before a Redemption Date, the Company will mail or cause to be mailed, by first class mail, or send electronically, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, with a copy to the Trustee, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Supplemental Indenture pursuant to Articles 6 or 7 hereof.

The notice will identify the Notes (including CUSIP numbers) to be redeemed and will state:

(a)            the Redemption Date, the redemption price and the amount of accrued interest to be paid;

(b)            the paragraph of the Notes pursuant to which the Notes are being redeemed;

(c)            the name and address of the Paying Agent;

(d)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(e)            that unless the Company defaults in making the redemption payment, interest on Notes or portions of them called for redemption will cease to accrue on and after the Redemption Date;

(f)             that, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed, and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of such Notes; and

(g)            that, if less than all the Notes are to be redeemed, the identification of the particular Notes and the principal amount (or portion thereof) of such Notes to be redeemed and the aggregate principal amount of Notes to be Outstanding after such partial redemption.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in Huntsman International or another entity). If such redemption or notice of redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including electronically) as any or all such conditions shall be satisfied or otherwise waived, or such redemption may not occur, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the Business Day immediately preceding the relevant Redemption Date, or by the Redemption Date as so delayed.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense. At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 2 business days (unless a shorter time shall be acceptable to the Trustee) prior to the notice date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice.

Section 3.04      Effect of Notice of Redemption.

Once a notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price.

Section 3.05      Deposit of Redemption or Purchase Price.

On or prior to 12:00 p.m. New York City time on the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of and accrued interest on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 2.01 hereof.

Section 3.06      Notes Redeemed in Part.

Upon surrender and cancellation of an Individual Security that is redeemed in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Individual Security in the name of the Holder equal in principal amount to the unredeemed or unpurchased portion of the Individual Security surrendered upon cancellation of the original Individual Security.

Section 3.07      Optional Redemption.

(a)            Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)           (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued thereon to the Redemption Date, and

(ii)          100% of the principal amount of the Notes to be redeemed

plus, in either case for clause (i) or (ii) above, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b)            On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c)            The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

(d)            Unless the Company defaults in payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

Section 3.08      Mandatory Redemption.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Article 4
PARTICULAR COVENANTS OF THE COMPANY

With respect to the Notes only, Article 6, other than Section 6.02 and 6.03, of the Base Indenture is hereby replaced with the following:

Section 4.01      Payment of Notes.

The Company will pay or cause to be paid the principal of, premium on, if any, and interest on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 p.m. New York City Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

Section 4.02      Maintenance of Office or Agency.

The Company will maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Supplemental Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be a place for service of legal process on the Company.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 3.05 of the Base Indenture.

Section 4.03      Reports.

(a)            The Company shall file with the Trustee, within 15 days after it files the same with the SEC, copies of the annual reports and the information, documents and other reports (or copies of those portions of any of the foregoing as the SEC may by rules and regulations prescribe) that the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The Company shall be deemed to have complied with the previous sentence to the extent that such information, documents and reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure; provided, however, that the Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR system (or its successor). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute notice or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on officer’s certificates) and the Trustee shall have no liability or responsibility for the filing, timeliness or content of such documents or report.

Notwithstanding the foregoing, the Company will not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this Section 4.03 will be deemed to be satisfied upon Huntsman Corporation’s filing of its required reports within the time periods specified in the SEC’s rules and regulations including any extension periods available under such rules and regulations; provided that the consolidated assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of the Company at the time of such filing.

(b)            In the event that any direct or indirect parent company of the Company is or becomes a guarantor of the Notes, the Company may satisfy the requirements of this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

(c)            Delivery of reports, information and documents to the Trustee under this Section 4.03 are for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive or actual notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04      Compliance Certificate.

(a)            The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under the Indenture, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in the Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of the Indenture (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of, premium on, if any, and interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b)            So long as any of the Notes are Outstanding, the Company will deliver to the Trustee, promptly upon any Officer obtaining knowledge of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default.

(c)            The Officer’s Certificates referenced in this Section 4.04 shall be executed by the principal executive officer, principal financial officer or principal accounting officer of the Company.

Section 4.05      [reserved].

Section 4.06      Limitation on Secured Debt.

(a)            The Company will not, and will not permit any of its Restricted Subsidiaries to create, incur, issue, assume or guarantee any Indebtedness for borrowed money secured by a Mortgage on or upon any Principal Property, whether owned at the date of this Indenture or acquired after the date of this Indenture, without ensuring that the Notes (together, at the Company’s option, with any other Indebtedness created, issued, assumed or guaranteed by the Company or any of its Restricted Subsidiaries then existing or thereafter created) will be secured by such Mortgage equally and ratably with (or, at the Company’s option, prior to) such Indebtedness for so long as, and to the extent, such indebtedness is so secured (and any Mortgage created for the benefit of the Holders of the Notes and any other Securities of any series issued pursuant to the Base Indenture and having the benefit of this covenant shall provide by its terms that such Mortgage will be automatically released and discharged upon the release and discharge of the Mortgage securing such other Indebtedness).

(b)            The provisions of Section 4.06(a) hereof will not apply to Indebtedness secured by any of the following:

(i)            Mortgages on any property acquired, leased, constructed or improved by the Company or any of its Restricted Subsidiaries after the Issue Date to secure Indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original Indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

(ii)            Mortgages on any property existing at the time the Company or any Restricted Subsidiary acquires any of the same, which Mortgages were not incurred in anticipation of such acquisition;

(iii)          Mortgages on property of a Person existing at the time the Company or any Restricted Subsidiary merges or consolidates with such Person or at the time the Company or any Restricted Subsidiary acquires all or substantially all of the properties of such Person, which Mortgages were not incurred in anticipation of such merger, consolidation or acquisition;

(iv)          Mortgages to secure Indebtedness of any Restricted Subsidiary of the Company to the Company or another Restricted Subsidiary;

(v)           Mortgages in favor of governmental bodies (or in favor of the holders of securities issued by such governmental bodies) to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or Indebtedness subject to such Mortgages, or the cost of constructing or improving the property subject to such Mortgage (including mortgages to secure debt of the pollution control or industrial revenue bond type);

(vi)          Mortgages in connection with a Sale and Lease-Back Transaction satisfying provisions described under Section 4.07;

(vii)         extensions, renewals or replacements of any Mortgage existing on the Issue Date or any Mortgage referred to in clauses (i) through (vi) above; provided that the principal amount of Indebtedness secured thereby may not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement (plus the amount of all fees, expenses and accrued interest payable in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or Indebtedness that was subject to the Mortgage so extended, renewed or replaced;

(viii)        Mortgages on accounts receivable and related assets of the Company and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

(ix)           Permitted Liens.

(c)            Notwithstanding the restrictions in Section 4.06(a), the Company and any of its Restricted Subsidiaries may create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage without adhering to the requirements of Section 4.06(a) or (b), if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Indebtedness that is concurrently being retired, the aggregate amount of all such Indebtedness secured by Mortgages that would otherwise be subject to the restrictions in Section 4.06(a) (other than any Indebtedness secured by Mortgages described in clauses (i) through (ix) of Section 4.06(b)) plus the aggregate amount (without duplication) of all Attributable Debt of the Company and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions that are permitted under clauses (a) and (b) of Section 4.07) does not exceed 20% of the Consolidated Net Tangible Assets of the Company as of the date on which any such Indebtedness is incurred.

Section 4.07      Limitation on Sale and Lease-Back Transactions.

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any of their Principal Properties unless:

(a)            the Company or such Restricted Subsidiary would be entitled under the provisions described in clauses (i) through (ix) of Section 4.06(b) to create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage on the property to be leased without having to equally and ratably secure the Notes;

(b)            the Company or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Principal Property sold in such Sale and Lease-Back Transaction within 365 days after the consummation thereof to make non-mandatory prepayments on long-term Indebtedness, retire long-term Indebtedness or acquire, construct or improve a manufacturing plant or facility or other assets that are used or useful in their business; provided that any such long-term Indebtedness retired is pari passu with or senior to the Notes; or

(c)            the Attributable Debt of the Company and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (a) or (b) of this Section 4.07), plus the aggregate principal amount (without duplication) of Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (i) through (viii) of Section 4.06(b)) that do not equally and ratably secure the Notes (or secure Notes on a basis that is prior to other Indebtedness secured thereby) would not exceed 20% of the Consolidated Net Tangible Assets of the Company as of the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (c).

Section 4.08      [reserved].

Section 4.09      Offer to Repurchase Upon Change of Control Repurchase Event.

(a)            Upon the occurrence of a Change of Control Repurchase Event, each Holder of the Notes will have the right to require the Company to make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will mail or cause to be mailed, by first class mail, or send electronically, a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating:

(i)             that a Change of Control Repurchase Event has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, to, but not including, the date of repurchase (subject to the rights of Holders of record on a record date to receive interest on the relevant interest payment date);

(ii)            the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

(iii)           the repurchase date (the “Change of Control Payment Date”) (which will be no earlier than 30 days nor later than 60 days from the date such notice is sent); and

(iv)          that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws, rules and regulations thereunder to the extent those laws, rules and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws, rules or regulations conflict with the provisions of this Section 4.09, the Company will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached its obligations under this Section 4.09 by virtue of such compliance.

(b)            On the Change of Control Payment Date, the Company will, to the extent lawful:

(i)             accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)            deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii)           deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent will promptly mail or otherwise deliver (but in any case not later than five days after the Change of Control Payment Date) to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, the Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not Outstanding or will be retired or canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and Outstanding.

(c)            Notwithstanding anything to the contrary in this Section 4.09, the Company will not be required to make a Change of Control Offer with respect to the Notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.09 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

(d)            Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 4.10      Merger, Consolidation and Sale of Assets.

(a)            The Company may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its properties and assets if:

(i)             the Person formed by such consolidation or into which the Company is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of the Company is a corporation or a limited liability company organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

(ii)            the Person formed by such consolidation or into which the Company is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of the Company, agrees to pay the principal of, and any premium and interest on, the Notes, perform and observe all covenants and conditions of this Indenture by executing and delivering to the Trustee a supplemental indenture; and

(iii)           immediately after giving effect to such transaction and treating Indebtedness for borrowed money that becomes an obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by the Company or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

If, upon any such consolidation or merger, or upon any such lease, sale or transfer of property and assets, any Principal Property owned immediately prior to the transaction, would thereupon become subject to a Mortgage securing any Indebtedness for borrowed money of, or guaranteed by, such other Person (other than any Mortgage, security interest, pledge or Mortgage permitted pursuant to clauses (i) through (ix) of Section 4.06(b)), the Company or such Restricted Subsidiary will, prior to such consolidation, merger, lease, sale or transfer, by executing and delivering to the Trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the Notes (together, at the Company’s option, with any other Indebtedness of, or guaranteed by, the Company or any of its Restricted Subsidiaries then existing or thereafter created) equally and ratably with (or, at the Company’s option, prior to) the Indebtedness secured by such Mortgage for so long as, and to the extent, such Indebtedness is so secured.

In addition, notwithstanding the foregoing, the Company may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing in another jurisdiction; provided that in each case the Company complies with clause (2) above.

(b)            Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 4.10(a) hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of the Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under the Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of, premium on, if any, and interest on, the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 4.10(a) hereof.

Article 5
REMEDIES OF TRUSTEE AND SECURITYHOLDERS

With respect to the Notes only, Section 7.01 and Section 7.02 of the Base Indenture are hereby replaced with the following:

Section 5.01      Events of Default.

Each of the following events is an “Event of Default” under this Indenture:

(i)             the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(ii)            the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(iii)           the failure of the Company to comply with any covenant or agreement contained in this Indenture, which default continues for a period of 90 days after the Company receives a written notice specifying the default (or 120 days after such a notice in the event of a Default under Section 4.03 hereof) (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the Outstanding principal amount of the Notes;

(iv)          the occurrence of any default under any agreement governing Indebtedness of the Company or any of its Significant Subsidiaries if that default:

(A)            is caused by the failure to pay the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness; or

(B)             results in the acceleration of the stated maturity of any such Indebtedness, and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $250.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

(v)           the Company:

(A)            commences a voluntary case,

(B)             consents to the entry of an order for relief against it in an involuntary case,

(C)             consents to the appointment of a Custodian of it or for all or substantially all of its property,

(D)             makes a general assignment for the benefit of its creditors, or

(E)             generally is not paying its debts as they become due; or

(vi)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)             is for relief against the Company in an involuntary case;

(B)             appoints a Custodian of the Company; or

(C)             orders the liquidation of the Company;

and the order or decree remains unstayed and in effect for 60 consecutive days.

Section 5.02      Acceleration.

In the case of an Event of Default specified in clause (v) or (vi) of Section 5.01 hereof occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the Outstanding Notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee by notice in writing to the Company or the Holders of at least 25% in principal amount of Outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing (the “Acceleration Notice”) to the Company and, if given by the Holders, the Trustee, which notice must also specify that it is a “notice of acceleration.” In that event, the Notes will become immediately due and payable. Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Outstanding Notes may rescind and cancel such declaration and its consequences:

(a)            if the rescission would not conflict with any judgment or decree;

(b)            if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(c)            to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d)            if the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(e)            in the event of the cure or waiver of an Event of Default specified in clauses (v) or (vi) of Section 5.01 hereof; provided that the Trustee shall have received an Officer’s Certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

Article 6
SATISFACTION AND DISCHARGE

With respect to the Notes only, Section 12.02 of the Base Indenture is hereby replaced with the following:

Section 6.01      Satisfaction and Discharge.

This Supplemental Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(a)            either:

(i)             all the existing authenticated and delivered Notes (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(ii)            all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by the Company to the Trustee to effect the redemption of the Notes), and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of such Notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such Notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that in connection with any discharge relating to any redemption that requires the payment of an amount calculated in accordance with Section 3.07(a), the amount deposited shall be sufficient for purposes of this Supplemental Indenture to the extent that an amount is deposited with the Trustee equal to the amount calculated in accordance with Section 3.07(a) as of the date of the notice of redemption, with any deficit as of the Redemption Date only required to be deposited with the Trustee on or prior to the Redemption Date;

(b)            the Company has paid or caused to be paid all sums payable by it under the Indenture; and

(c)            the Company has, upon its request for written acknowledgment of such satisfaction and discharge of this Indenture, delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (ii) of clause (a) of this Section 6.01, the provisions of Section 12.04 and 12.07 of the Base Indenture will survive. In addition, nothing in this Section 6.01 will be deemed to discharge those provisions of Section 11.01(a) of the Base Indenture, that, by their terms, survive the satisfaction and discharge of this Indenture.

Article 7
LEGAL AND COVENANT DEFEASANCE

With respect to the Notes only, Section 12.03 of the Base Indenture is hereby deleted and replaced with the following:

Section 7.01      Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution accompanied by an Officer’s Certificate, elect to have either Section 7.02 or 7.03 hereof be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article 7.

Section 7.02      Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.02, the Company will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be deemed to have been discharged from its obligations with respect to all Outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the Outstanding Notes, which will thereafter be deemed to be Outstanding only for the purposes of Section 12.06 of the Base Indenture and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on written request of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, premium on, if any, and interest on such Notes when such payments are due from the trust referred to in Section 7.04 hereof;

(b)            the Company’s obligations with respect to such Notes under Article 3 of the Base Indenture and Section 4.02 hereof;

(c)            the rights, powers, trust, duties and immunities of the Trustee hereunder and under the Base Indenture and the Company’s obligations in connection therewith; and

(d)            this Article 7, as it relates to Legal Defeasance.

Subject to compliance with this Article 7, the Company may exercise its option under this Section 7.02 notwithstanding the prior exercise of its option under Section 7.03 hereof.

Section 7.03      Covenant Defeasance.

Upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, the Company will, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, be released from each of its obligations under the covenants contained in Sections 4.06, 4.07, 4.09 and 4.10 hereof with respect to the Outstanding Notes on and after the date the conditions set forth in Section 7.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not Outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed Outstanding for all other purposes hereunder (it being understood that such Notes will not be deemed Outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 5.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes will be unaffected thereby. In addition, upon the Company’s exercise under Section 7.01 hereof of the option applicable to this Section 7.03, subject to the satisfaction of the conditions set forth in Section 7.04 hereof, Sections 5.01(iii) and 5.01(iv) hereof will not constitute Events of Default.

Section 7.04      Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 7.02 or 7.03 hereof:

(a)            the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. Dollars or non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on an applicable Redemption Date; provided that in connection with any such deposit relating to any redemption that requires the payment of an amount calculated in accordance with Section 3.07(a), the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the amount calculated in accordance with Section 3.07(a)as of the date of the notice of redemption, with any deficit as of the Redemption Date only required to be deposited with the Trustee on or prior to the Redemption Date;

(b)            in the case of an election under Section 7.02 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that:

(i)             the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(ii)            since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(c)            in the case of an election under Section 7.03 hereof, the Company shall have delivered to the Trustee an Opinion of Counsel confirming that the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(e)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(f)             the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(g)            the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Article 8
SUPPLEMENTAL INDENTURES

With respect to the Notes only, Sections 14.01 and 14.02 of the Base Indenture are hereby replaced with the following:

Section 8.01      Without Consent of Holders of Notes.

Notwithstanding Section 8.02 of this Supplemental Indenture, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement this Supplemental Indenture or the Notes to:

(i)             cure any ambiguity, omission, defect or inconsistency;

(ii)            provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(iii)           provide for uncertificated Notes in addition to or in place of certificated Notes;

(iv)           add any Person as a guarantor of the Notes or secure the Notes or any guarantees;

(v)            make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect in any material respect the legal rights under this Indenture of any such Holder;

(vi)           comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(vii)          conform this Indenture or the Notes to the descriptions thereof set forth in the “Description of Notes” section of the Company’s prospectus supplement, dated September 24, 2024, relating to the initial offering of the Notes to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the corresponding provision in such “Description of Notes”;

(viii)         comply with the rules of any applicable clearing agency registered under the Exchange Act that is designated to act as a depositary for the Notes; or

(ix)            comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 14.03 of the Base Indenture, the Trustee will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Supplemental Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under the Indenture or otherwise.

Section 8.02      With Consent of Holders of Notes.

Except as provided below in this Section 8.02, the Company and the Trustee may amend or supplement this Supplemental Indenture (including, without limitation, Section 4.09 hereof) and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 7.06 and 7.07 of the Base Indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 14.03 of the Base Indenture, the Trustee will join with the Company in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not necessary for the consent of the Holders of Notes under this Section 8.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 8.02 becomes effective, the Company will send to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to send such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 7.06 and 7.07 of the Base Indenture, the Holders of a majority in aggregate principal amount of the Notes then Outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 8.02 may not (with respect to any Notes held by a non-consenting Holder):

(i)             reduce the percentage of the principal amount of Outstanding Notes whose Holders must consent to an amendment;

(ii)            reduce the rate of or change the time for payment of interest, including defaulted interest, on such Notes;

(iii)           reduce the principal of or change the fixed maturity of such Notes or change the date on which the Notes may be subject to redemption or repurchase (other than by amending the provisions of Section 4.09 hereof), or reduce the redemption or repurchase price for the Notes;

(iv)           make such Notes payable in money other than that stated in the Notes;

(v)            make any change in the provisions of this Indenture relating to the rights of each Holder of such Notes to receive payments of principal of and interest on the Notes, or permitting Holders of a majority in principal amount of such Notes to waive Defaults or Events of Default; or

(vi)           after a Change of Control Repurchase Event has occurred, amend, change or modify in any material respect the obligation of the Company to make and complete a Change of Control Offer with respect to such Change of Control Repurchase Event.

Article 9
MISCELLANEOUS

Section 9.01      Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Articles, Sections or clauses refer to Articles, Sections and clauses contained in this Supplemental Indenture, unless such Article, Section or clause is incorporated herein by reference to the Base Indenture or no such Article, Section or clause appears in this Supplemental Indenture, in which case such references refer to the applicable section of the Base Indenture.

Section 9.02      Governing Law. This Supplemental Indenture and the Notes shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 9.03      JURY TRIAL WAIVER. EACH OF THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE AND THE NOTES OR THE TRANSACTIONS CONTEMPLATED BY THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

Section 9.04      Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Supplemental Indenture, the Notes or the transactions contemplated by this Supplemental Indenture or the Notes may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York, in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in Section 16.03 of the Base Indenture will be effective service of process for any such suit, action or proceeding brought in any such court. Each of the Company, the Trustee and each Holder (by its acceptance of any Note), to the extent permitted by applicable law, irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waives and agrees not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Section 9.05      Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to reasonable procedures approved by the Trustee.

Section 9.06      Separability Clause. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

HUNTSMAN INTERNATIONAL, LLC, as Issuer

By:	Claire Mei
Name:	Claire Mei
Title:	Vice President and Treasurer

[Signature page to Supplemental Indenture]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Trustee

By:	Brian T. Jensen
Name:	Brian T. Jensen
Title:	Vice President

[Signature page to Supplemental Indenture]

EXHIBIT A

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]1

[1]	Include Global Security Legend, if applicable.

[Face of Note]

CUSIP NO. [                      ]

5.700% Senior Notes due 2034

No. [     ]

$[                 ]

HUNTSMAN INTERNATIONAL LLC

promises to pay to [          ] or to registered assigns the principal amount of $[                         ] DOLLARS or such other amount listed on the Schedule of Exchanges or Interests in the Global Security on October 15, 2034.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

HUNTSMAN INTERNATIONAL LLC

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Supplemental Indenture:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee

By:
Authorized Signatory

Dated:

[Back of Note]

5.700% Senior Notes due 2034

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated. For the purposes of this Note, “Notes” shall refer to the 5.700% Senior Notes due 2034 of the Company.

1.            INTEREST. The Company promises to pay interest on the principal amount of this Note at the rate of 5.700% per annum from the Issue Date until maturity. The Company will pay interest semi-annually in arrears on April 15 and October 15 of each year (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be April 15, 2025. The Company shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under the Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.            METHOD OF PAYMENT. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on April 1 and October 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 3.08 of the Base Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.            PAYING AGENT AND REGISTRAR. Initially, U.S. Bank Trust Company, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.            INDENTURE. The Company issued the Notes under an Indenture, dated as of September 26, 2024 (the “Base Indenture”), between Huntsman International LLC and U.S. Bank Trust Company, National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated as of September 26, 2024 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between Huntsman International LLC and U.S. Bank Trust Company, National Association, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Supplemental Indenture, the provisions of the Supplemental Indenture shall govern and be controlling.

5.            OPTIONAL REDEMPTION.

(a)            Prior to July 15, 2034 (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(iii)         100% of the principal amount of the Notes to be redeemed; and

(iv)         (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points less (b) interest accrued thereon to the Redemption Date, plus, in either case for clause (i) or (ii) above, accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b)            On or after the Par Call Date, the Notes may be redeemable in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the Redemption Date.

(c)            Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption on the applicable Redemption Date.

6.            MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.            DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, neither the Trustee nor the Company need exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

8.            PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

9.            AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Supplemental Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Subject to certain exceptions, any existing Default or compliance with any provision of the Supplemental Indenture or the Notes may be waived, including by way of amendment, with the consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Without the consent of any Holder of a Note, the Company and the Trustee may amend or supplement the Supplemental Indenture or the Notes (i) cure any ambiguity, omission, defect or inconsistency; (2) provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets; (3) provide for uncertificated Notes in addition to or in place of certificated Notes; (4) add any Person as a guarantor of the Notes or secure the Notes or any guarantees; (5) make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect in any material respect the legal rights under the Indenture of any such Holder; (6) comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (7) conform the Indenture or the Notes to the descriptions thereof set forth in the “Description of Notes” section of the Company’s prospectus supplement, dated September 24, 2024, relating to the initial offering of the Notes to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the corresponding provision in such “Description of Notes”; (8) comply with the rules of any applicable clearing agency registered under the Exchange Act that is designated to act as a depositary for the Notes; or (9) comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Notes may be listed or traded.

10.          DEFAULTS AND REMEDIES. Each of the following events is an “Event of Default”: (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days; (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise; (3) the failure of the Company to comply with any covenant or agreement contained in the Indenture, which default continues for a period of 90 days after the Company receives a written notice specifying the default (or 120 days after such a notice in the event of a Default under Section 4.03 of the Supplemental Indenture) (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (including any Additional Notes subsequently issued under the Supplemental Indenture); (4) the occurrence of any default under any agreement governing Indebtedness of the Company or any of its Significant Subsidiaries if that default: (A) is caused by the failure to pay the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or; (B) results in the acceleration of the stated maturity of any such Indebtedness, and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $250.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration; (5) the Company: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors, or (E) generally is not paying its debts as they become due; or (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company; or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the Outstanding Notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee by notice in writing to the Company or the Holders of at least 25% in principal amount of Outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by delivering an Acceleration Notice to the Company and, if given by the Holders, the Trustee, which notice must also specify that it is a “notice of acceleration.” In that event, the Notes will become immediately due and payable.

Any time period in the Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

11.           TRUSTEE DEALINGS WITH ISSUER. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

12.           NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator, member or stockholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

13.           GOVERNING LAW. THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAW OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF SAID STATE.

14.           AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

15.            ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16.            CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Supplemental Indenture and/or the Base Indenture, as applicable. Requests may be made to the Company:

c/o Huntsman International LLC
10003 Woodloch Forest Drive
The Woodlands, Texas 77380
Attention: Corporate Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(i)	or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint_________________________________________________________ to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*

The following exchanges of a part of this Global Security for an interest in another Global Security or for an Individual Security, or exchanges of a part of another Global Security or Individual Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian